EXHIBIT 10.107

PG&E CORPORATION 2014 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD – NON-EMPLOYEE DIRECTORS

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below. The Restricted Stock Units have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan (the “LTIP”). The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).

Date of Grant: [INSERT]

Name of Recipient: [INSERT]

Award ID Number: [INSERT]

Number of Restricted Stock Units: [INSERT]

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Equity Awards for Non-Employee Directors under the LTIP.

Attachment

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT FOR NON-EMPLOYEE DIRECTORS

The LTIP and Other Agreements	This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LT
Grant of Restricted Stock Units	PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement, in respect of services to be performed from the Date of Grant. The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.
Vesting of Restricted Stock Units	In general, provided that you have not had a Separation from Service, your Restricted Stock Units will vest on the earlier of (i) May 22, 2021 or (ii) the date of the 2021 annual meeting of shareholders (or other annual election of shareholders) (such earlier date, the “Normal Vesting Date”). As set forth elsewhere in this Agreement, the Restricted Stock Units may vest earlier upon the occurrence of certain events
Dividends	Your Restricted Stock Unit account will be credited quarterly on each dividend payment date with additional Restricted Stock Units (including fractions computed to three decimal places), determined by dividing (1) the amount of cash dividends paid on the number of shares of PG&E Corporation common stock represented by the Restricted Stock Units previously credited to your Restricted Stock Unit account by (2) the Fair Market Value of a share of PG&E Corporation common stock on the dividend payment date. Such additional Restricted Stock Units will be subject to the same terms and conditions and will be settled in the same manner and at the same time as the Restricted Stock Units covered by this Agreement
Settlement	Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock (a “Share”), rounded down to the nearest whole Share. PG&E Corporation will issue Shares in settlement of vested Restricted Stock Units upon the earliest of (1) May 22, 2021 (the “Normal Settlement Date”), (2) your Disability (as defined under Section 409A of the Code), (3) your death, or (4) your Separation from Service following a Change in Control
Separation of Service	If you have a Separation from Service, whether voluntarily or involuntarily, before the Normal Vesting Date, all Restricted Stock Units subject to this Agreement that have not vested on account of your death, Disability (within the meaning of Section 409A of the Code), or because you for any reason ceased to be on the Board (other than resignation) following a Change in Control will be automatically cancelled and forfeited; provided, however, that if you have a Separation from Service due to a pending Disability determination, forfeiture will not occur until a finding that such Disability has not occurred.
Death/Disability	In the event of your Disability (as defined in Section 409A of the Code) or death, all Restricted Stock Units credited to your account under this Agreement will immediately become fully vested and be settled in accordance with the settlement provisions described above.

Change in Control	In the event you cease to be on the Board for any reason (other than resignation) following the occurrence of a Change in Control, all Restricted Stock Units credited to your account under this Agreement will immediately become fully vested and be settled in accordance with the settlement provisions described above.
Delay	PG&E Corporation will delay the issuance of any Shares to the extent it is necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly traded companies); in such event, any Shares to which you would otherwise be entitled during the six (6) month period following the date of your Separation from Service (or shorter period ending on the date of your death following such Separation from Service) will instead be issued on the first business day following the expiration of the applicable delay period.
Withholding Taxes	PG&E Corporation generally will not be required to withhold taxes on taxable income recognized by you upon settlement of your Restricted Stock Units. However, any taxes that are required to be withheld will be payable by you in cash, by check, or through deductions from your compensation. Also, the Board may, in its discretion and subject to such restrictions as the Board may impose, permit you to satisfy such tax withholding obligations by electing to have PG&E Corporation withhold otherwise deliverable Shares having a fair market value equal to the amount that would be required to be withheld.
Voting and Other Rights	You will not have voting rights with respect to the Restricted Stock Units until the date the underlying Shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent).
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.